August 6, 2024

State Street Bank and Trust Company

Channel Center, CCB7

One Iron Street

Boston, MA 02210

Attention: Patrick Arthur, VP

Re:	TEXAS CAPITAL FUNDS TRUST (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established a new series of shares to be known as TEXAS CAPITAL GOVERNMENT MONEY MARKET ETF (the Portfolio).

In accordance with Section 1 1 , the Additional Portfolios provision, of the Transfer Agency and Service Agreement dated as of July 10, 2023 , as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto and State Street Bank and Trust Company (“State Street”), the undersigned Trust hereby requests that State Street act as Transfer Agent for the new Portfolios under the terms of the Agreement, and that Schedule A to the Agreement is hereby amended and restated as set forth on Exhibit A attached hereto . In connection with such request, the undersigned Trust hereby confirms, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Trust

Sincerely,

TEXAS CAPITAL FUNDS TRUST
on behalf of:
TEXAS CAPITAL GOVERNMENT MONEY MARKET ETF

By:
Name:	Edward Rosenberg
Title:	President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Scott Shirrell
Title:	Managing Director, Duly Authorized
Effective Date:	August 29, 2024

2000 McKinney Ave., Suite 700 Dallas, TX 75201 www.texascapital.com

Confidential

EXHIBIT A

SCHEDULE A

Texas Capital Texas Equity Index ETF

Texas Small Cap ETF

Texas Oil ETF

Texas Capital Government Money Market ETF

Information Classification: Limited Access